Exhibit 99.1

Inari Medical Appoints Robert Warner to Board of Directors

IRVINE, CALIFORNIA – March 1, 2022 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”) a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today announced the appointment of Mr. Robert Warner to its board of directors. Mr. Warner will serve as a member of the Audit Committee of the board.

“We are pleased to welcome Robert as a new independent director to our board. Mr. Warner’s decades of executive operating experience, including internationally, will be highly valuable to Inari as we enter the next phase of our mission to treat and transform the lives of patients suffering from venous and other diseases,” said Bill Hoffman, Inari’s Chief Executive Officer.

From August 2015 to February 2018, Mr. Warner served as President and General Manager of Alcon Vision Care Franchise (Alcon). Prior to that, Mr. Warner served as President, U.S. and Canada, for Alcon from January 2012 to July 2015 and as President, Canada and Latin America, for Alcon from November 2010 to January 2012. From January 2005 to October 2010, Mr. Warner served in positions of increasing responsibility for Alcon. Mr. Warner was a member of the Alcon Executive Leadership Team for over 10 years and led the Alcon transition from Nestle to Novartis majority ownership. Since August 2021,Mr. Warner has served on the board of directors of RXSight, Inc. (NASDAQ GS: RXST), a commercial-stage medical technology company dedicated to improving the vision of patients following cataract surgery, where he also serves as chair of the nominating and corporate governance committee and as a member of the compensation committee. Mr. Warner currently serves on the board two private medical device companies, i-Lumen Scientific, where he is also a member of the compensation committee, and EyeYon Medical, where he also serves as Chairman. In addition, Mr. Warner is a board member of GRACE, the Grapevine Relief and Community Exchange, a nonprofit relief agency that provides vital necessities to people who are struggling with a limited income or recent emergency. Mr. Warner holds a B.S. in Chemistry from Pace University and an MBA from Rutgers University.

About Inari Medical, Inc.

Inari Medical, Inc. is a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases. Inari has developed two minimally-invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of pulmonary embolism and clot in transit in the right atrium.

Investor Contact:

Westwicke Partners

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com